Exhibit 10.1

FIRST AMENDMENT TO LICENSED CANNABIS FACILITY ABSOLUTE NET LEASE AGREEMENT

This First Amendment to that certain Licensed Cannabis Facility Absolute Net Lease Agreement (the “First Amendment”), dated as of May 1, 2024 (the “First Amendment Effective Date”), is entered into by and between ZP RE MI WOODWARD, LLC (the “Landlord”), Rapid Fish, LLC, a Michigan limited liability company registered to do business in Michigan as NOXX Cannabis, as successor tenant to Rapid Fish 2, LLC (the “Tenant”), individual Guarantors Thomas Nafso and Ammar Kattoula (the “Original Guarantors”). Landlord and Tenant are referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

A. Landlord and Tenant, entered into that certain Licensed Cannabis Facility Absolute Net Lease Agreement effective December 1, 2022, subsequently assigned by Rapid Fish 2, LLC (the “Assignor” or the “Original Tenant”) to Rapid Fish, LLC (the “Assignee” or the “New Tenant”) on May 14, 2023 (the “Lease”, and together with the Assignment, the “Assigned Lease”), pertaining to premises located at 23600-23634 Woodward Ave, Pleasant Ridge MI 48069 (the “Premises”).

B. Original Guarantors completed a Reaffirmation of Guaranty on May 14, 2023 as an inducement for Landlord to consent to the Assignment and Assumption of the Lease (the “Assignment”).

C. Tenant has requested this First Amendment of Landlord, and Landlord has agreed to consent to the adoption of this First Amendment.

D. Provided Landlord Conditions, as outlined in this First Amendment, are satisfied, Landlord and Tenant have agreed to the adoption of Addendum A; an updated version of Lease Exhibit B: Rental Payment Schedule, in exchange for certain considerations in the form of amendments to the Lease made by Tenant in favor of Landlord.

E. Landlord and Tenant desire to amend the Lease in accordance with the terms set forth below, effective as of the First Amendment Effective Date, (the “Amended Lease”).

AMENDMENT

1. Defined Terms; Recitals. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Lease, as amended by this First Amendment, effective as of the First Amendment Effective Date. The recitals are incorporated into this First Amendment as if fully stated herein.

2. Amendments:

a. Rental Payment Schedule. Provided Landlord Conditions, as outlined in this First Amendment, are satisfied including specifically the Renovation Completion Commitment (defined herein) has been satisfied by the Renovation Completion Commitment Date (defined herein), the current Exhibit B: Rental Payment Schedule of the Lease will be deleted and replaced with the attached Addendum A to this First Amendment.

b. North Lot. If within 18 months of the date of this First Amendment, Tenant is able to complete all of the following related to 23634 Woodward Ave, Pleasant Ridge MI 48069 with an APN of 25-27-181-003 (the “North Lot”): (i) obtain authorization from all required jurisdictions (including the City of Pleasant Ridge) that the use of the North Lot parking spaces is no longer required and releases Landlord from all obligations related to the North Lot under the Declaration of Restrictions and Parking Easement (the “Parking Agreement”), and (ii) confirm that the Tenant is able to continue to use the lot for purposes of ingress and egress, and (iii) Tenant is able to arrange a deal with the seller of the North Lot, which is currently under a Land Contract with outstanding installment payments, that (x) provides Landlord with indemnity from Tenant that completely releases Landlord of any operational obligations or liabilities related to the North Lot, (y) provides Landlord with indemnity from Tenant that completely release Landlord of any financial obligations or liabilities related to the North Lot, and (z) does not cause any encumbrance or legal liability to the remaining properties at the Premises; then within 30 days of Landlord’s receipt of written confirmation from all appropriate parties that all requirements noted above have been satisfied, at Landlord sole discretion, Landlord agrees that the parties shall enter into a Lease Amendment acknowledging the same and modifying Tenant’s lease base rental rate to be reduced by $3,846 for the Lease.

c. Initial Term. Section 1.01 (H): Initial Term of the Lease is hereby deleted and replaced with the following by this First Amendment:

“1.01 (H)	Initial Term: Commencing as of the Commencement Date described in Section 5.01 and continuing for EIGHTEEN (18) years after Tenant started paying the full Base Rent.”

d. Security Deposit. Section 1.01 (O): Security Deposit of the Lease is hereby deleted and replaced with the following by this First Amendment:

“1.01 (O)	Security Deposit: $50,000; however, provided Landlord Conditions, as outlined in this First Amendment, are satisfied; then Landlord shall credit back to Tenant $15,000 of Security Deposit, to be reflected as a Rent credit, distributed evenly as a $5,000 Rent credit in May, June, and July 2024.”

e. Late Rent. 5.03 Late Rent of Article 5: Rental Payments of the Lease is hereby deleted in its entirety and replaced with the following by this First Amendment:

“5.03 Late Payment and Overdue Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by its lender. Accordingly, if any Rent is not received by Lessor within five (5) days after such amount is due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to FIVE (5%) percent of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of any breach or default with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. Following the First Amendment Effective Date, in the event that a late charge is payable, whether or not collected, for three (3) consecutive installments of Base Rent, during any Lease Year, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Landlord’s option, become due and payable quarterly in advance.

Any monetary payment due to Landlord not received by Landlord when due shall bear interest from the 31st day after it was due. The interest (“Interest” or “Overdue Rate”) charged shall be computed at the rate of 12% per annum but shall not exceed the maximum rate allowed by law.

f. Capital Commitment. A new Section 17.31 Capital Commitment under Article 17: Miscellaneous of the Lease is hereby added with the following by this First Amendment:

“17.31	Capital Commitment. Tenant shall cause a total of at least EIGHT HUNDRED AND FIFTY THOUSAND Dollars ($850,000.00) (US) to be spent toward capital improvements to the Premises (the “Commitment Improvements” and/or the “Capital Commitment”). Any such Commitment Improvements shall be made in accordance with the Lease as amended. Commitment Improvements to be counted toward satisfying the Capital Commitment shall include capital improvements to the Premises and any part thereof, as well as other improvements approved in advance in writing by Landlord, and shall exclude soft costs, permit, design, architectural and engineering fees, and legal fees. Tenant acknowledges that the Capital Commitment is material to Landlord and Landlord would not have agreed to enter into this First Amendment but for Tenant’s obligations in this paragraph. If the Capital Commitment is not completed in the prescribed time period, as evidenced by invoices or similar documentation reasonably acceptable to Landlord, Tenant’s failure shall constitute an Event of Default under the Lease.”

g. Renovation Completion and Store Opening. A new Section 17.32 Renovation Completion and Store Opening under Article 17: Miscellaneous of the Lease is hereby added with the following by this First Amendment:

“17.32	Renovation Completion and Store Opening. Tenant shall cause its Capital Commitment at the Premises (the “Renovation Completion Commitment”) to be completed within three (3) months after the First Amendment Effective Date (the “Renovation Completion Commitment Date”). In order to satisfy the Renovation Completion Commitment, Tenant must satisfy the following prior to the Renovation Completion Commitment Date (i) deliver to Landlord the appropriate deliverables evidencing renovation completion (the “Renovation Completion Deliverables”) (as defined below) (ii) open for business to the public for its intended Use of the Premises (the “Store Opening”), (iii) and complete its first bona fide sale to the public. The Renovation Completion Deliverables include the following: (x) Tenant has furnished to Landlord a copy of a commercially reasonably detailed final cost breakdown for Tenant’s Work and Landlord has inspected the Premises to confirm that Tenant’s Work has been completed in a good and workmanlike manner according to the Tenant’s Approved Plans; (y) Tenant has furnished to Landlord commercially reasonable final affidavits and final lien releases from Tenant’s general contractor, if any, all subcontractors and all material suppliers for all labor and materials performed or supplied as part of Tenant’s Work (whether or not the Allowance is applicable thereto); (z) a copy of the certificate of occupancy from the governmental authority having jurisdiction has been delivered to Landlord. Tenant acknowledges that the Renovation Completion Commitment is material to Landlord and Landlord would not have agreed to enter into this First Amendment but for Tenant’s obligations in this paragraph. If the Renovation Completion Commitment is not completed in the prescribed time period, Tenant’s failure shall constitute an Event of Default under the Lease.” Landlord shall grant Tenant up to two (2) additional 30-day extension upon request, so long as at the time of the extension the site is conducting inspections toward certificate of occupancy.

h. Sales and Financial Reporting. A new Section 17.34 Sales Reporting and Financial Statements under Article 17: Miscellaneous of the Lease is hereby added with the following by this First Amendment:

“17.34.	Sales Reporting and Financial Statements.

17.34.1 Gross Sales – Defined. The term “Tenant’s Gross Sales” means the gross proceeds from business done in or from the Premises, including but not limited to, the entire sales price of products sold (including gift and certificates), charges for services or rentals, deposits not refunded to customers, the entire sales price of product sold as a result of orders taken at the Premises but delivered elsewhere, and the entire sales price of products delivered from the Premises as a result of orders taken elsewhere. An installment sale or a sale on credit shall be treated as a sale at the full sales price in the month during which such sale is made. No deduction from Tenant’s Gross Sales shall be allowed for uncollectible credit accounts. Tenant’s Gross Sales shall not be deemed to include any sums collected from customers and paid out for a sales or excise tax imposed by any duly constituted governmental authority if the amount of such tax is separately charged to the customer and paid by Tenant directly to or for the benefit of the governmental authority.

17.34.2 Sales Reports. Within fourteen (14) days following Landlord’s request (which request shall not be made more than once in any calendar quarter), Tenant shall prepare and deliver to Landlord a statement of Tenant’s Gross Sales for the preceding calendar year and calendar quarter, which statement shall be provided as an accommodation to Landlord.

17.34.3 Financial Statements. Within fourteen (14) days following Landlord’s request (which request shall not be made more than once in any calendar quarter), Tenant shall deliver, and shall cause Guarantors to deliver, to Landlord the most currently available audited financial statements and tax returns of Tenant and/or Guarantors; however, if no such audited financial statement is available, then Tenant and/or Guarantors shall instead deliver to Landlord its most currently available balance sheet, income statement, profit and loss statement and other information and documentation describing and concerning Tenant’s and/or Guarantor’s financial condition, and in form and substance reasonably acceptable to Landlord. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant and/or Guarantors shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant and/or Guarantors since the date of the then-applicable financial information.

3. Reaffirmation of Guaranty. In consideration of Landlord’s consent to the First Amendment, the Original Guarantors agree to execute and deliver the Reaffirmation of Guaranty attached hereto as Addendum B (the “Reaffirmation of Guaranty”) effective as of the First Amendment Effective Date. Related to the Guaranty and the Original Guarantors, Landlord agrees, that so long as there are no uncured Events of Default and Tenant remains in good standing under the Lease, then the Original Guarantors shall be released of their guarantees following the original lease term of fourteen and a half (14.5) years. Landlord also agrees that, provided Landlord has given written approval, at its discretion, which shall not be unreasonably withheld, then the Original Guarantors may be permitted to transfer the obligations under their Guarantees in the event of a Permitted Transfer (as defined in the Lease), on to a new Guarantor(s) that are of at least equal or greater credit than the Original Guarantors, to be determined by Landlord in its discretion, which shall not be unreasonably withheld.

4. Landlord Conditions. Notwithstanding anything to the contrary contained in this First Amendment, Landlord’s consent to this First Amendment are expressly conditioned upon the satisfaction at or prior to the Renovation Completion Commitment Date, unless otherwise specifically stated below, of the following conditions precedent (collectively, the “Landlord Conditions”):

a. Tenant will not have caused any event of Default under the Lease, from the time of the execution of this First Amendment through the satisfaction of all other Landlord Conditions.

b. Landlord’s receipt of copies of the fully executed: (i) Unit Subscription Agreement between Tenant and its general contractor partner (the “General Contractor Partner”), and a waiver or pre-release of lien by General Contractor agreeing not to allow any encumbrance or lien to be placed on the property, including any subcontractor liens, and (ii) Construction Permits issued by the City of Pleasant Ridge.

c. Landlord’s receipt of a copy of the fully executed Unit Subscription Agreement with Rapid Fish investor(s) subscribed on or about May 2024.

d. Landlord’s receipt of updated Financial Statements of the Tenant dated as of March 31, 2024.

e. Landlord’s receipt of the Reaffirmation of Guaranty attached hereto as Addendum B executed by the Original Guarantors to that Guaranty of Payment and Performance dated November 30, 2022 (“Original Guaranty”) attached as Exhibit D to the Lease.

f. Landlord’s receipt of updated Financial Statements from the Original Guarantors dated as of March 31, 2024.

g. Landlord’s receipt of written confirmation from the Tenant regarding the status and payment schedule of any active sublease at the Premises.

h. Tenant providing evidence of a state license and begins operating.

5. Effect of Failed Condition. The adoption of Addendum A (See Section 2a), discounting Base Rent, shall only go into full force and effect once Tenant has satisfied all Landlord Conditions. In the event of a failed Landlord Condition or other express term of this First Amendment, (i) Landlord shall have no additional obligations to Tenant arising from this First Amendment, (ii) the Lease shall remain in full force and effect between Landlord and Tenant, and (iii) the discounted Base Rent as amended by Addendum A to the First Amendment will revert back to the original Base Rent as evidenced by the original Exhibit B to the Lease.

6. Miscellaneous.

a. Representations. Each Party represents and warrants to the other that it has full power and authority to execute and fully perform its obligations under this First Amendment (and Tenant further represents and warrants that it has full power and authority to fully perform its obligations under the Lease) pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this First Amendment on behalf of such party are duly designated agents and are authorized to do so. Each Party represents and warrants that by entering into this First Amendment, such Party will not be in breach or default of any other agreement, oral or written, to which such Party is a party.

b. Ratification of Lease; Conflict. Except as expressly and specifically amended herein, the Lease shall remain in full force and effect and is hereby ratified and confirmed by the Parties. In the event of a conflict between this First Amendment and the Lease, this First Amendment shall control.

c. Entire Agreement. This First Amendment constitutes the entire agreement on the subject matter. No modification, waiver, amendment, discharge, or change of this First Amendment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought

a. Choice of Law. The Parties agree that this First Amendment and the Lease is governed by the laws of the State of Michigan without regard to conflict of laws principles.

d. Counterparts; Electronic Signatures. This First Amendment may be executed in one or more counterparts and the signature pages combined to constitute one document. Electronic signatures shall have the same force and effect as original signatures.

[SIGNATURE PAGE FOLLOWS]

This First Amendment is executed effective as of the First Amendment Effective Date set forth above.

LANDLORD:

ZP RE MI WOODWARD, LLC, a Michigan limited liability company

By:	ZP RE HOLDINGS, LLC.
Its:	Member

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Its:	Authorized Agent

TENANT:

RAPID FISH, LLC, a Michigan limited liability company registered to do business in Michigan as NOXX CANNABIS

By:	/s/ Tommy Nafso
Name:	Tommy Nafso
Title:	Member/Manager

AND APPROVED BY:

ORIGNAL GUARANTORS:

Thomas Nafso

By:	/s/ Tommy Nafso
Name:	Thomas Nafso; Individually

Ammar Kattoula

By:	/s/ Ammar Kattoula
Name:	Ammar Kattoula; Individually

ADDENDUM A

EXHIBIT B: RENTAL PAYMENT SCHEDULE (To be Amended)

*Dates may be adjusted based on Renovation Completion Commitment Date. If there are discrepancies between this Exhibit and the Lease Terms, the Terms of the Lease will prevail. However, no escalations shall be applied until April, 1, 2025.

			(May be Estimated)		(1/12 Estimated)
	Year Period	Month Period	Month	Base Rent	Est. Property Taxes	Total to Invoice
Rent Discount Period	0	1	December 1, 2022	$-	$916.17	$916.17
Rent Discount Period	0	2	January 1, 2023	$-	$916.17	$916.17
Rent Discount Period	0	3	February 1, 2023	$20,159.41	$916.17	$21,075.58
Rent Discount Period	0	4	March 1, 2023	$20,159.41	$916.17	$21,075.58
Full Rent Commencement	1	5	April 1, 2023	$40,318.82	$916.17	$41,234.99
	1	6	May 1, 2023	$40,318.82	$916.17	$41,234.99
	1	7	June 1, 2023	$40,318.82	$916.17	$41,234.99
	1	8	July 1, 2023	$40,318.82	$916.17	$41,234.99
	1	9	August 1, 2023	$40,318.82	$916.17	$41,234.99
	1	10	September 1, 2023	$40,318.82	$916.17	$41,234.99
	1	11	October 1, 2023	$40,318.82	$916.17	$41,234.99
	1	12	November 1, 2023	$40,318.82	$2,548.83	$42,867.65
	1	13	December 1, 2023	$40,318.82	$2,548.83	$42,867.65
	1	14	January 1, 2024	$40,318.82	$2,548.83	$42,867.65
	1	15	February 1, 2024	$40,318.82	$2,548.83	$42,867.65
	1	16	March 1, 2024	$40,318.82	$2,548.83	$42,867.65
	2	17	April 1, 2024	$40,318.82	$2,548.83	$42,867.65
$5,000 Rent Credit	2	18	May 1, 2024	$35,318.82	$2,548.83	$37,867.65
$5,000 Rent Credit	2	19	June 1, 2024	$35,318.82	$2,548.83	$37,867.65
$5,000 Rent Credit	2	20	July 1, 2024	$35,318.82	$2,548.83	$37,867.65
Estimated start of Rent Relief Adjustment	2	21	August 1, 2024	$35,417.00	$2,548.83	$37,965.83
	2	22	September 1, 2024	$35,417.00	$2,548.83	$37,965.83
	2	23	October 1, 2024	$35,417.00	$2,548.83	$37,965.83
	2	24	November 1, 2024	$35,417.00	$2,548.83	$37,965.83
	2	25	December 1, 2024	$35,417.00	$2,548.83	$37,965.83
	2	26	January 1, 2025	$35,417.00	$2,548.83	$37,965.83
	2	27	February 1, 2025	$35,417.00	$2,548.83	$37,965.83
	2	28	March 1, 2025	$35,417.00	$2,548.83	$37,965.83
	3	29	April 1, 2025	$36,479.51	$2,548.83	$39,028.34
	4	41	April 1, 2026	$37,573.90	$2,548.83	$40,122.73
	5	53	April 1, 2027	$38,701.11	$2,548.83	$41,249.94
	6	65	April 1, 2028	$39,862.15	$2,548.83	$42,410.98
	7	77	April 1, 2029	$41,058.01	$2,548.83	$43,606.84
	8	89	April 1, 2030	$42,289.75	$2,548.83	$44,838.58
	9	101	April 1, 2031	$43,558.44	$2,548.83	$46,107.27
	10	113	April 1, 2032	$44,865.20	$2,548.83	$47,414.03
	11	125	April 1, 2033	$46,211.15	$2,548.83	$48,759.98
	12	137	April 1, 2034	$47,597.49	$2,548.83	$50,146.32
	13	149	April 1, 2035	$49,025.41	$2,548.83	$51,574.24
	14	161	April 1, 2036	$50,496.17	$2,548.83	$53,045.00
	15	173	April 1, 2037	$52,011.06	$2,548.83	$54,559.89
	16	185	April 1, 2038	$53,571.39	$2,548.83	$56,120.22
	17	197	April 1, 2039	$55,178.53	$2,548.83	$57,727.36
	18	209	April 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	210	May 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	211	June 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	212	July 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	213	August 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	214	September 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	215	October 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	216	November 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	217	December 1, 2040	$56,833.89	$2,548.83	$59,382.72
	18	218	January 1, 2041	$56,833.89	$2,548.83	$59,382.72
	18	219	February 1, 2041	$56,833.89	$2,548.83	$59,382.72
Last Month of Initial Term	18	220	March 1, 2041	$56,833.89	$2,548.83	$59,382.72

ADDENDUM B

REAFFIRMATION OF GUARANTY

The undersigned (each hereinafter referred to as the “Guarantor” or as the case may be an “Original Guarantor”), as an inducement to ZP RE MI Woodward, LLC, a Michigan limited liability company (“Landlord”) to consent to that First Amendment to the Licensed Cannabis Facility Absolute Net Lease Agreement dated May 01, 2024 (the “First Amendment”) and all documents referenced in the First Amendment, does hereby reaffirm and acknowledge such Guarantor’s continuing obligations under the Absolute Unconditional Guaranty Agreement dated November 30, 2022 (the “Original Guaranty”), pursuant to which such Guarantor guaranteed to Landlord the full and prompt payment and performance that certain Licensed Cannabis Facility Absolute Net Lease Agreement effective December 1, 2022 (the “Lease”), between Landlord and Rapid Fish 2, LLC, a Michigan limited liability company, and as subsequently assigned by Rapid Fish 2, LLC (the “Assignor” or the “Original Tenant”) to Rapid Fish, LLC (the “Assignee” or the “New Tenant”) on May 14, 2023, as from time to time amended (collectively, the “Obligations”). The undersigned acknowledge and agree that every right, power and remedy of Landlord in the Guaranty is in full force and effect, including without limitation, such right, powers and remedies relating to the Lease. Without limiting the foregoing, Guarantor intends by execution and delivery of this Reaffirmation of Guaranty to absolutely, irrevocably and unconditionally reaffirm Guarantor’s guaranty to Landlord of (i) the due and punctual payment of amounts due and payable under the Lease, and (ii) the performance by Original Tenant, New Tenant, and their permitted successors and assigns of the obligations under the Lease. Guarantor acknowledges and declares that Guarantor has no defense, claim, charge, plea or set-off whatsoever in law or equity against the Landlord, the Lease, any amendments thereto, or any other instrument or document executed by Guarantor, Original Tenant, New Tenant or their permitted successors and assigns in connection with the Lease.

The Guaranty also guarantees payment of all expenses incurred in enforcing the Guaranty. All capitalized terms used and not otherwise defined in this Reaffirmation of Guaranty shall have the respective meanings ascribed to them in the Lease.

The undersigned Guarantors do hereby acknowledge that Landlord relied upon the Guaranty in consenting to the First Amendment and the Guarantors materially benefit from the execution of the First Amendment and documents referenced therein.

[Remainder of Page Intentionally Left Blank – Signatures on Following Pages]

The undersigned Guarantors have executed this Reaffirmation of Guaranty as of the following date: May 01, 2024.

By:	/s/ Tommy Nafso
Name:	Thomas Nafso, an individual

By:	/s/ Ammar Kattoula
Name:	Ammar Kattoula, an individual